Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2020 Results

Distributions Suspended for the Second Quarter of 2020

CHARLOTTE, NC, May 4, 2020--Capitala Finance Corp. (NASDAQ:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the first quarter of 2020, and the suspension of regular distributions effective for the second quarter of 2020.

Management Commentary

Chairman and Chief Executive Officer Joseph B. Alala, III offered the following comments, “COVID-19 has presented unprecedented challenges to our nation, from both a personal health standpoint as well as a shutdown in the U.S. economy. We have weathered the former very well, with remote working capabilities; however, the shutdown of the U.S economy has had a major impact on small business performance, especially those in the lower middle market. Net asset value per share declined by $2.87 per share during the quarter, with approximately 41%, or $1.18 per share, of this decline related to unrealized depreciation on equity investments. Management will continue to focus on the personal well-being of our employees, but is also fully engaged with management teams and sponsors, as appropriate, of all of our portfolio companies to assess and address liquidity needs and other challenges created by this shutdown. Our decision to suspend regular distributions for the second quarter of 2020 was not taken lightly, but deemed appropriate until we have better visibility into our net investment income for the remainder of the year. We are a regulated investment company, and as such, remain committed to complying with distribution requirements for 2020 to retain our tax status. The Company, along with its affiliation with Capitala Group, has the leadership and liquidity to position itself for improved financial performance once the economy improves.”

Investment Portfolio, Portfolio Management, and Valuation

As of March 31, 2020, our portfolio consisted of 41 companies with a fair market value of $321.2 million and a cost basis of $356.0 million. First lien debt investments represented 65.7% of the portfolio, second lien debt investments represented 16.0% of the portfolio, equity/warrant investments represented 14.0% of the portfolio, and our investment in Capitala Senior Loan Fund II, LLC represented 4.3% of the portfolio, based on fair values at March 31, 2020.

At March 31, 2020, the Company had debt investments for eight portfolio companies on non-accrual status, with a cost and fair value, respectively, of $68.0 million and $42.9 million. At December 31, 2019, the Company had no non-accrual balances. The increase in non-accrual loans is primarily related to the impacts of COVID-19.

Under the leadership of our investment adviser’s Chief Risk Officer, our investment adviser’s portfolio management team is fully engaged on a daily basis with the management teams, and sponsors, of all our of our portfolio companies. While the process is fluid, we are confident we have the leadership and resources to manage through this disruption.

At March 31, 2020, the Company’s Board of Directors approved the fair value of the Company’s investment portfolio of approximately $321.2 million in good faith in accordance with the Company’s valuation procedures. The Company’s Board of Directors approved the fair value of the Company’s investment portfolio as of March 31, 2020 with input from a third-party valuation firm and the investment adviser based on information available at the time of the approval, including trailing and forward looking data. The COVID-19 pandemic is an unprecedented circumstance that materially impacted the fair value of the Company’s portfolio at March 31, 2020.

Liquidity and Capital Resources

At March 31, 2020, the Company had $56.4 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $150.0 million with an annual weighted average interest rate of 3.16%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%.

As of March 31, 2020, the Company was not in compliance with certain debt covenants in its senior secured credit facility (the “Credit Facility”), including its minimum net asset value covenant and its minimum interest coverage covenant. The Company’s non-compliance with these covenants was largely driven by the increase in non-accrual loans and an increase in unrealized depreciation as the result of impacts from COVID-19. The Company will not be able to borrow under the Credit Facility until a waiver or amendment can be obtained from ING Capital, LLC and the lender group or until such time that it can comply with the existing debt covenants in the Credit Facility. The Credit Facility was undrawn at March 31, 2020.

As of March 31, 2020, our asset coverage ratio was 180.2%. If our asset coverage ratio falls below 150% due to a decline in the fair value of our portfolio, including as a result of the economic impact of COVID-19, we may be limited in our ability to raise additional debt.

First Quarter 2020 Financial Results

During the first quarter of 2020, the Company invested $8.3 million, consisting of $8.0 million of first lien debt and $0.3 million in equity.

Total investment income was $7.1 million for the first quarter of 2020 compared to $12.7 million in the first quarter of 2019. Interest, fee and PIK income collectively declined by $4.3 million for the comparable periods. This was primarily the result of a decrease in our debt portfolio, coupled with approximately $1.6 million, or $0.10 per share, of lost interest on non-accrual loans for the first quarter of 2020. Dividend income declined by $1.3 million for the comparable periods, as we received $1.3 million in 2019 from our equity investment in Nth Degree, Inc.

Total expenses for the first quarter of 2020 were $7.1 million, compared to $8.5 million for the first quarter of 2019. Interest and financing charges decreased $0.6 million resulting from a decrease in debt outstanding, base management fees decreased by $0.4 million resulting from a decline in total assets, incentive fees decreased by $1.0 million as incentive fees were not earned during the first quarter of 2020, and general and administrative expenses increased by $0.5 million. The increase in general and administrative expenses during the period related to the timing of certain legal and professional fee billings, and should normalize for the remainder of 2020.

Net realized gains totaled $1.0 million, or $0.06 per share, for the first quarter of 2020, compared to net realized losses of $5.8 million, or $0.36 per share, for the same period in 2019.

Net unrealized depreciation totaled $43.4 million, or $2.68 per share, for the first quarter of 2020, compared to net unrealized appreciation of $1.5 million for the first quarter of 2019. Approximately 44.2% of net unrealized depreciation during the first quarter of 2020 related to equity investments.

The net decrease in net assets resulting from operations was $42.4 million for the first quarter of 2020, or $2.62 per share, compared to a net decrease of $0.2 million, or $0.01 per share, for the same period in 2019.

Subsequent Events

On May 1, 2020, the Small Business Administration (the “SBA”) issued a “green light” letter inviting the Company to continue its application process for Capitala SBIC Fund VII, LP, as a wholly owned small business investment company (“SBIC”) subsidiary of Capitala Finance Corp. If approved, the additional SBIC license would provide the Company with an incremental source of attractive long-term capital.

At a meeting held on April 30, 2020, the Company’s Board of Directors determined not to declare any common stock distributions for the second quarter of 2020.

First Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, May 5, 2020. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies through its credit, growth, and equity investment strategies throughout North America for twenty years. Since its inception in 1998, Capitala Group has invested in over 160 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for its individual and institutional investors. For more information, definition and details visit Capitala Group’s website at www.capitalagroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall

CFO|COO

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $252,701 and $250,433, respectively)	$214,789	$241,046
Affiliate investments (amortized cost of $80,578 and $80,756, respectively)	84,857	98,763
Control investments (amortized cost of $22,692 and $22,692, respectively)	21,581	22,723
Total investments at fair value (amortized cost of $355,971 and $353,881, respectively)	321,227	362,532
Cash and cash equivalents	56,431	62,321
Interest and dividend receivable	1,515	1,745
Prepaid expenses	814	624
Other assets	94	115
Total assets	$380,081	$427,337

LIABILITIES
SBA Debentures (net of deferred financing costs of $883 and $1,006, respectively)	$149,117	$148,994
2022 Notes (net of deferred financing costs of $1,307 and $1,447, respectively)	73,693	73,553
2022 Convertible Notes (net of deferred financing costs of $826 and $916, respectively)	51,261	51,172
Credit Facility (net of deferred financing costs of $1,165 and $1,165, respectively)	(1,165)	(1,165)
Management and incentive fees payable	3,621	3,713
Interest and financing fees payable	1,224	2,439
Accounts payable and accrued expenses	375	518
Total liabilities	$278,126	$279,224

NET ASSETS

Common stock, par value $0.01, 100,000,000 common shares authorized, 16,266,484 and 16,203,769 common shares issued and outstanding, respectively	$163	$162
Additional paid in capital	238,220	237,886
Total distributable loss	(136,428)	(89,935)
Total net assets	$101,955	$148,113
Total liabilities and net assets	$380,081	$427,337

Net asset value per share	$6.27	$9.14

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended March 31,
	2020	2019
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$4,707	$7,285
Affiliate investments	1,679	2,399
Control investments	103	724
Total interest and fee income	6,489	10,408
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	336	442
Affiliate investments	180	149
Control investments	-	328
Total payment-in-kind interest and dividend income	516	919
Dividend income:
Non-control/non-affiliate investments	-	1,281
Affiliate investments	25	-
Control investments	-	25
Total dividend income	25	1,306
Interest income from cash and cash equivalents	44	51
Total investment income	7,074	12,684

EXPENSES
Interest and financing expenses	3,826	4,413
Base management fee	1,757	2,118
Incentive fees	-	1,034
General and administrative expenses	1,504	984
Total expenses	7,087	8,549

NET INVESTMENT INCOME (LOSS)	(13)	4,135

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	968	(3,909)
Affiliate investments	-	(111)
Control investments	-	(1,827)
Net realized gain (loss) on investments	968	(5,847)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(28,525)	6,039
Affiliate investments	(13,728)	(268)
Control investments	(1,142)	(4,276)
Net unrealized appreciation (depreciation) on investments	(43,395)	1,495
Net realized and unrealized loss on investments	(42,427)	(4,352)
Tax benefit	-	66
Total net realized and unrealized loss on investments, net of taxes	(42,427)	(4,286)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(42,440)	$(151)

NET DECREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(2.62)	$(0.01)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	16,220,591	16,062,906

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.25